EXHIBIT 3.92

ARTICLES OF INCORPORATION

OF

JOBONER COAL COMPANY

The undersigned incorporator has executed these Articles of Incorporation for the purposes of forming and does hereby form a corporation under the laws of the Commonwealth of Kentucky in accordance with the following provisions.

ARTICLE I

The name of the Corporation is Joboner Coal Company.

ARTICLE II

The duration of the Corporation shall be perpetual.

ARTICLE III

(a) The purposes for which the Corporation is organized are to engage in any business enterprise that the Board of Directors may from time to time deem beneficial, profitable and in the best interests of the Corporation, and to do all other things deemed by the Board of Directors to be necessary or desirable in connection with any of the Corporation’s business; including without limitation: to acquire, purchase, lease, option, own, sell and mortgage coal lands, or supposed coal lands or mineral estates; to buy and sell real estate; to prospect for coal, and mine and process coal and other minerals and mineral products and generally to buy, sell, handle and deal in the market in coal of all kinds; to purchase, acquire and contract for machinery, buildings, vehicles and equipment for mining and marketing coal; to construct and operate railways and tramways for mining and moving coal; to provide managerial services to coal mine operators; and to otherwise engage in the transaction of any or all lawful business for which corporations may be incorporated under Chapter 271A of the Kentucky Revised Statutes.

(b) The Corporation shall have all the powers conferred upon a corporation organized under the provisions of chapter 271A of the Kentucky Revised Statutes, and shall have all the powers necessary, proper, convenient or desirable in order to fulfill and further the purposes of the Corporation.

ARTICLE IV

The number of shares that the Corporation shall have authority to issue shall be 1,000 shares of the par value of $10.00 each.

ARTICLE V

The address of the initial registered office of the Corporation shall be South Mayo Trial, P. O. Box 2805, Pikeville, Kentucky 41501, and its initial registered agent at that address shall be E. E. Glenn.

ARTICLE VI

The number of Directors constituting the initial Board of Directors shall be three, and the names and addresses of the persons who are to serve as the initial Directors are as follows:

1.	E. Morgan Massey

4 North Fourth Street

Richmond, Virginia 23261

2.	William Blair Massey

4 North Fourth Street

Richmond, Virginia 23261

3.	Victor Childers

P. O. Box 2805

Pikeville, Kentucky 41501

ARTICLE VII

The name and address of the Incorporator is Charles L. Hibbitts, P. O. Box 2805, Pikeville, Kentucky 41501.

Signed by the Incorporator at Pikeville, Kentucky this 11th day of June 1980.

/s/ Charles L. Hibbitts
CHARLES L. HIBBITTS

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